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                                                                      EXHIBIT 99

[NEWS RELEASE]                                                   [WILLIAMS LOGO]


NYSE: WEG

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DATE:         Oct. 23, 2002

CONTACT:      Kelly Swan                         Paula Farrell
              Media Relations                    Investor Relations
              (918) 573-6932                     (918) 573-9233
              kelly.swan@williams.com            paula.farrell@williams.com

WILLIAMS ENERGY PARTNERS RAISES CASH DISTRIBUTION AND EXTENDS SHORT-TERM LOAN

         TULSA, Okla. - The board of directors for the general partner of Williams Energy Partners L.P. (NYSE:WEG) has declared a quarterly cash distribution of 70 cents per unit for the period July 1 through Sept. 30, 2002.

         The third-quarter distribution represents a 3.7 percent increase over the second-quarter 2002 distribution of 67.5 cents per unit and a total increase of 18.6 percent for the year.

           The latest distribution, which equates to $2.80 per unit on an annualized basis, will be paid Nov. 14, 2002, to unitholders of record at the close of business on Nov. 4, 2002.

           "Our cash flow continues to be strong," said John Chandler, chief financial officer. "This distribution reflects six consecutive distribution increases for our unitholders, marking a total increase of 33 percent since our initial public offering in early 2001."

           The partnership also announced that it has extended the maturity of its short-term loan associated with the acquisition of Williams Pipe Line until Nov. 27, 2002, and is negotiating long-term debt financing to retire the short-term loan within the timeframe of the extension.

ABOUT WILLIAMS ENERGY PARTNERS L.P.

Williams Energy Partners L.P. was formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products and ammonia. The general partner of WEG is a subsidiary of Williams, which moves, manages and markets a variety of energy products, including natural gas, liquid hydrocarbons, petroleum and electricity.

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Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price for crude oil, changes in demand for refined petroleum products, adverse developments affecting our ammonia pipeline customers, changes in federal government policies affecting farm subsidies, changes to cost estimates relating to specific acquisitions, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements). These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.